Exhibit 99.1

NEWS RELEASE

Media contact:	Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: August 5, 2019	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings

Reaffirms 2019 Earnings Per Share Guidance Range of $2.10-$2.25

Board of Directors Declares Quarterly Dividend of $0.35 Per Share

FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended June 30, 2019.

Summary:

●	Consolidated operating revenues increased 1.3% to $229.2 million compared with $226.3 million for the second quarter of 2018.

●	Consolidated net income and diluted earnings per share were $15.4 million and $0.39 per share, respectively, compared with $18.7 million and $0.47 per share for the second quarter of 2018.

●	The corporation reaffirms its 2019 earnings guidance range of $2.10-$2.25 per diluted share.

CEO Overview

“We are reaffirming our 2019 diluted earnings per share guidance range of $2.10-$2.25. Our second quarter earnings per share is in line with our expectations. Our Electric segment quarter-over-quarter earnings decreased $3.1 million mainly due to the planned outage at Coyote Station, unexpected turbine repairs at our Hoot Lake Plant and milder weather during the quarter compared with the same period last year. The last half of 2018 included a planned outage at our Big Stone Plant, costs associated with the establishment of foundations at Otter Tail Corporation and Otter Tail Power Company and increased tax expense at corporate related to certain tax matters. We don’t expect these costs to occur in the second half of 2019,” said President and CEO Chuck MacFarlane.

“Our Manufacturing segment earnings increased $0.4 million primarily due to improved performance at BTD Manufacturing, with continued operational improvement at its Georgia plant. Earnings from T.O. Plastics were essentially unchanged between the quarters.

“Our Plastics segment second quarter results were $0.4 million lower than 2018 second quarter results driven by lower sales prices on slightly higher volumes. Our business outlook for this segment calls for lower earnings in 2019.

“We closed on the purchase of certain development assets from EDF Renewables Development, Inc. (EDF) in July and have issued a notice to proceed on construction of our $270 million, 150-megawatt Merricourt Wind Energy Center in southeastern North Dakota. An affiliate of EDF and its contractors will begin construction in August with completion anticipated in October 2020. We project our customers will receive approximately 30 percent of their energy from renewable resources we own or secure through power-purchase agreements by 2021.

“In our South Dakota general rate case, the South Dakota Public Utilities Commission approved a partial settlement in March 2019 along with an 8.75 percent return on equity and a transmission rate base adjustment during the second quarter, resulting in an annual revenue increase that is 69 percent of our requested increase. The settlement includes approval of a phase-in plan to provide for a return on amounts invested in the Merricourt Wind Energy Center and Astoria Station generation projects while under construction, along with a moratorium on filing another general rate case in South Dakota until the projects have been in service for one year.

“We began construction of our Astoria Station natural gas-fired combustion turbine generation project in May with site grading and foundation preparation for the switching station. The project continues to be on schedule and on budget.

“Otter Tail Power Company continues to benefit from strong rate base growth investments and expects to invest $1 billion in capital projects from 2019 through 2023, including regulated investments in renewable generation and Astoria Station. This results in a projected compounded annual growth rate of approximately 9 percent in utility rate base from year-end 2018 through 2023 and is expected to deliver value to customers and shareholders. We continue to make system investments to meet our customers’ expectations and enable us to work smarter, reduce emissions and improve reliability and safety.

“Our strategic initiatives to grow our businesses, achieve operational and commercial excellence, and develop our talent are strengthening our position in the markets we serve.”

Cash Flows and Liquidity

Our consolidated cash provided by operations for the six months ended June 30, 2019 was $69.3 million compared with $53.4 million for the six months ended June 30, 2018. The primary reasons for the $15.9 million increase in cash provided by operations between the periods was a $10.0 million decrease in discretionary contributions to the corporation’s funded pension plan and a $12.7 million net increase in cash provided by changes in noncurrent liabilities and deferred credits, partially offset by a $6.4 million decrease in cash from changes in deferred debits and other assets between the periods.

The following table presents the status of the corporation’s lines of credit:

(in thousands)	Line Limit	In Use On June 30, 2019	Restricted due to Outstanding Letters of Credit	Available on June 30, 2019	Available on December 31, 2018
Otter Tail Corporation Credit Agreement	$130,000	$13,801	$--	$116,199	$120,785
Otter Tail Power Company Credit Agreement	170,000	22,801	8,766	138,433	160,316
Total	$300,000	$36,602	$8,766	$254,632	$281,101

Both credit agreements are in place until October 31, 2023.

Board of Directors Declared Quarterly Dividend

On August 5, 2019 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.35 per share. This dividend is payable September 10, 2019 to shareholders of record on August 15, 2019.

2019 Segment Performance Summary

Electric

	Three Months ended June 30,
($s in thousands)	2019	2018	Change	% Change
Retail Electric Revenues	$88,345	$87,835	$510	0.6
Transmission Services Revenues	11,469	11,313	156	1.4
Wholesale Electric Revenues	941	2,539	(1,598)	(62.9)
Other Electric Revenues	1,489	2,038	(549)	(26.9)
Total Electric Revenues	$102,244	$103,725	$(1,481)	(1.4)
Net Income	$7,502	$10,600	$(3,098)	(29.2)
Retail Megawatt-hour Sales	1,088,052	1,136,326	(48,274)	(4.2)
Heating Degree Days	580	675	(95)	(14.1)
Cooling Degree Days	104	228	(124)	(54.4)

The following table shows heating and cooling degree days as a percent of normal.

	Three Months ended June 30,
	2019	2018
Heating Degree Days	112.6%	133.7%
Cooling Degree Days	95.4%	221.4%

The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in the second quarters of 2019 and 2018 and between quarters.

	2019 vs Normal	2018 vs Normal	2019 vs 2018
Effect on Diluted Earnings Per Share	$0.01	$0.04	$(0.03)

The $0.5 million increase in retail electric revenues includes:

●

A $1.1 million increase in Minnesota retail revenue due to lower provisions for Tax Cuts and Jobs Act (TCJA) refunds. The effect of lower tax expense recovery requirements was rolled into Minnesota base rates beginning in June 2019.

●

A $1.0 million increase in transmission cost recovery revenues, in large part due to the recovery of investment and operating costs of the Big Stone South-Ellendale 345-kilovolt transmission line energized on February 6, 2019.

●	A $0.7 million increase in South Dakota revenues related to an interim rate increase that went into effect on October 18, 2018.

●

A $0.7 million increase in Minnesota Renewable Rider revenues due to increased cost recovery requirements resulting from the expiration of federal Production Tax Credits (PTCs) in November 2018 on a company-owned wind farm.

●	A $0.3 million increase in Minnesota Conservation Improvement Program (MNCIP) cost recovery revenues due to an increase in MNCIP recoverable expenditures in the second quarter of 2019.

●

A $0.2 million increase in accrued revenue related to the establishment of a generation cost recovery rider in North Dakota (the NDGCR rider) to provide for a return on funds invested in building Astoria Station during its construction phase. The NDGCR rider will be included in North Dakota customer billings beginning in July 2019.

partially offset by:

●

A $1.9 million decrease in retail revenues related to decreased consumption due to milder weather in the second quarter of 2019 compared to warmer than normal weather in May and June of 2018 reflected in a 54.4% decrease in cooling degree days between quarters, and colder weather in April 2018 reflected in a 14.1% decrease in heating degree days between quarters.

●	A $0.8 million reduction in retail revenue due to decreased kwh sales, primarily to commercial and industrial customers, exclusive of the weather-related decrease in retail kwh sales.

●	A $0.7 million decrease in retail revenue related to the recovery of decreased fuel and purchased power costs mainly related to 4.2% decrease in retail kwh sales.

Wholesale electric revenues decreased $1.6 million due to fewer opportunities for wholesale sales as Otter Tail Power Company’s Coyote Station was offline during the entire second quarter of 2019 due to an extended maintenance outage. Also, wholesale demand was down due to a milder spring in 2019, which also resulted in lower wholesale electricity prices.

Production fuel costs decreased $7.6 million mainly as a result of a 47.1% decrease in kwhs generated from our fuel-burning plants due to the maintenance outage at Coyote Station and a 43.3% reduction in generation at Hoot Lake Plant due to maintenance issues and reduced opportunities for economic dispatch resulting from lower wholesale demand and lower wholesale energy prices due to milder spring weather in 2019.

The cost of purchased power to serve retail customers increased $5.2 million (36.3%) due to a 66.4% increase in kwhs purchased as a result of needing to purchase replacement power during Coyote Station’s maintenance outage and reduced availability of Hoot Lake Plant due to maintenance issues. The increased costs due to the increase in kwhs purchased was partially mitigated by an 18.1% decrease in the cost per kwh purchased resulting from lower wholesale energy prices due to the market factors addressed above.

Electric operating and maintenance expense increased $2.1 million including:

●	A $2.6 million increase in external maintenance costs and material and operating supply expenses in connection with the maintenance outage at Coyote Station over the entire second quarter of 2019.

●	A $0.6 million increase in transmission services expenses mainly related to cost reductions and billing adjustments recorded in 2018.

●

A $0.3 million increase in external maintenance costs and material and operating supply expenses at Hoot Lake Plant in connection with an unplanned outage in the second quarter of 2019 for turbine repairs.

partially offset by:

●	A $0.9 million decrease in storm damage repair expenses, including tree trimming and removal costs, due to a large storm in 2018 that impacted Otter Tail Power Company’s service area.

●	A $0.5 million decrease in expenses related to additional software licensing costs incurred in the second quarter of 2018.

Property tax expense increased $0.6 million due to capital additions, mainly transmission assets, in South Dakota and Minnesota.

Depreciation and amortization expense increased $1.1 million mainly due to 2018 capital additions of transmission plant and the new customer information system put in service in 2019.

Income tax expense in the Electric segment increased $0.4 million despite a $2.7 million decrease in income before income taxes mostly due to a $0.9 million decrease in federal PTCs resulting from the expiration of PTCs on Otter Tail Power Company’s Ashtabula wind farm in November 2018.

Manufacturing

	Three Months ended June 30,
(in thousands)	2019	2018	Change	% Change
Operating Revenues	$73,496	$68,154	$5,342	7.8
Net Income	3,990	3,583	407	11.4

BTD’s revenue increase of $3.9 million included growth in parts revenue of $4.5 million driven by increased sales in construction, recreational vehicle and agricultural end markets, partially offset by decreased sales in energy end markets. Included in the parts revenue increase is the pass-through of higher material costs of $4.2 million, with the remaining increase due to higher sales volume. Revenues from scrap metal sales were down $0.6 million (29%) quarter over quarter due to a 28% decrease in scrap metal prices on a less than 1% decrease in scrap volume. An increase in cost of products sold at BTD of $3.2 million resulted from both the $4.2 million in higher material costs passed through to customers and increased sales volume, partially offset by a $1.4 million increase in recovery of tooling costs from customers.

The $0.7 million increase in gross margins on sales was partially offset by a $0.4 million increase in operating expenses resulting mainly from increases in labor-related costs due to additional employees. Depreciation and amortization expense at BTD decreased $0.3 million as a result of certain assets reaching the ends of their depreciable lives. BTD’s income before tax increased $0.5 million resulting in increases in income tax expense and net income of $0.1 million and $0.4 million, respectively.

At T.O. Plastics, revenues increased $1.4 million primarily due to a $1.8 million increase in sales of horticultural containers, partially offset by a $0.4 million decrease in industrial sales. The increase in horticultural sales volume is due to an early order program offered to customers during the second quarter, a catch up on shipments that were delayed due to inclement weather in the first quarter of 2019 and growth of plug tray sales to certain horticultural markets. Industrial sales were down due to a customer bringing more production in house.

The revenue increase at T.O. Plastics was mostly offset by a $1.3 million increase in cost of products sold related to the increase in sales volume. Operating expenses increased by $0.1 million due to an increase in sales and marketing costs. T.O. Plastics’ net income was essentially unchanged quarter over quarter.

Plastics

	Three Months ended June 30,
(in thousands)	2019	2018	Change	% Change
Operating Revenues	$53,476	$54,476	$(1,000)	(1.8)
Net Income	5,792	6,229	(437)	(7.0)

Plastics segment revenues and net income decreased $1.0 million and $0.4 million, respectively, due to a 3.6% decrease in polyvinyl chloride (PVC) pipe prices partially offset by a 1.9% increase in pounds of pipe sold. The quarter-over-quarter sales volume increase was due to stronger demand for product in southcentral and southwestern regions of the United States, offset by lower volume sales to certain customers in the northern region of our sales territory. Cost of products sold decreased $0.1 million despite the increase in sales volume due to a 2.0% decrease in the cost per pound of pipe sold. The decrease in pipe prices in excess of the decrease in costs per pound of pipe sold resulted in a 9.0% decrease in gross margin per pound of PVC pipe sold. Plastics segment operating and depreciation expenses decreased $0.4 million between the quarters mainly due to lower incentive compensation resulting from a decrease in operating income in the first half of 2019.

Corporate

	Three Months ended June 30,
(in thousands)	2019	2018	Change	% Change
Losses before Income Taxes	$2,745	$2,498	$247	9.9
Income Tax Savings	(887)	(782)	(105)	13.4
Net Loss	$1,858	$1,716	$142	8.3

Corporate pre-tax costs and net-of-tax losses increased mainly due to an increase in certain employee benefit costs.

2019 Business Outlook

We anticipate 2019 diluted earnings per share to be in the range of $2.10 to $2.25. We have taken into consideration strategies for improving future operating results, the cyclical nature of some of our businesses and current regulatory factors facing our Electric segment. We expect capital expenditures for 2019 to be $233 million compared with actual cash used for capital expenditures of $105 million in 2018. Our planned expenditures for 2019 include $79 million for the Merricourt Wind Energy Center and $46 million for Astoria Station.

Segment components of our 2019 earnings per share guidance range compared with 2018 actual earnings are as follows.

	2018 EPS by Segment	2019 Guidance February 18, 2019		2019 Guidance May 6, 2019		2019 Guidance August 5, 2019
Diluted Earnings Per Share		Low	High	Low	High	Low	High
Electric	$1.36	$1.46	$1.49	$1.48	$1.51	$1.48	$1.51
Manufacturing	$0.32	$0.37	$0.41	$0.35	$0.39	$0.33	$0.37
Plastics	$0.60	$0.44	$0.48	$0.44	$0.48	$0.46	$0.50
Corporate	($0.22)	($0.17)	($0.13)	($0.17)	($0.13)	($0.17)	($0.13)
Total	$2.06	$2.10	$2.25	$2.10	$2.25	$2.10	$2.25
Return on Equity	11.5%	11.5%	12.3%	11.5%	12.3%	11.5%	12.3%

The following items contribute to our earnings guidance for 2019.

●	We expect 2019 Electric segment net income to be higher than 2018 segment net income based on:

o

The business outlook assumes an annual net revenue increase of approximately $2.6 million from the full approval of our South Dakota rate case settlement on May 14, 2019. The settlement also allowed us to retain the impact of lower tax rates related to the TCJA from January 1, 2018 through October 17, 2018. This outcome favorably impacts 2019 earnings by approximately $0.02 per share.

o

Increases in allowance for funds used during construction (AFUDC) for planned capital projects, including the Merricourt Wind Energy Center, and increases in AFUDC and North Dakota Generation Cost Recovery Rider revenue related to Astoria Station, with both projects beginning construction in 2019.

o	Increased revenues from completion of the Big Stone South–Ellendale project and additional transmission investments related to our South Dakota Transmission Reliability project.

o

Decreased operating and maintenance expenses due to decreasing costs of pension, medical, workers compensation and retiree medical benefits. The decrease in pension costs is a result of an increase in the discount rate from 3.90% to 4.50%.

o

Expenses incurred in the last half of 2018 that are not expected during the last half of 2019 consisting of $3.2 million related to the Big Stone Plant outage and the contribution to the Otter Tail Power Company Foundation of $500,000.

partially offset by:

o	Higher depreciation and property tax expense due to large capital projects being put into service.

o

The extension of the planned outage at Coyote Station due to turbine rotor blade damage that was discovered in the early stages of the outage, and the unplanned maintenance outage at Hoot Lake Plant, which both occurred in the second quarter of 2019.

●	We expect 2019 net income from our Manufacturing segment to increase over 2018. The overall increase in segment earnings in 2019 is based on:

o

Increased sales at BTD driven by growth in the recreational vehicle, lawn and garden and agricultural end markets. Most of this growth is organic with our existing customer base. However, we are lowering both ends of the guidance range due to expected softness in scrap metal revenues based on lower scrap metal prices in the second quarter which we expect will remain low for the rest of the year, partially offset by higher scrap volumes.

o

A decrease in earnings from T.O. Plastics mainly due to first quarter volume softness and the expected impact on business operations of the partial collapse and replacement of a warehouse roof, which was damaged in March of 2019 during a winter storm.

o	Backlog for the manufacturing companies of approximately $115 million for 2019 compared with $107 million one year ago.

●

We expect 2019 net income from the Plastics segment to be lower than 2018 based on lower expected operating margins in 2019. This is due to lower sales volumes in 2019 compared to 2018, slightly lower sales prices and higher resin prices, which have recently moderated. The increase in the guidance is driven by the expectation that resin prices will not increase as much as originally thought based on current market dynamics.

●

Corporate costs, net of tax, are expected to be lower in 2019 than in 2018. In 2018, we incurred expenses of $2 million for a contribution to the Otter Tail Corporation Foundation and $1.2 million for accruals related to certain tax matters. These expenses are not expected to occur during the remainder of 2019.

Our consolidated capital expenditure plan for the 2019-2023 time period has been revised from $1.07 billion to $1.11 billion. The increase is primarily driven by the need for additional wind and technology-related investments and transmission investments. Given the increased capital expenditure plan, our compounded annual growth rate in rate base is projected to be 8.6% over the 2018 to 2023 timeframe.

(in millions)	2018	2019	2020	2021	2022	2023	Total
Capital Expenditures:
Electric Segment:
Renewables and Natural Gas Generation		$125	$264	$15	$82	$0	$486
Transformative Technology and Infrastructure		2	7	18	47	54	128
Transmission (includes replacements)		43	42	21	19	17	142
Other		43	45	58	49	55	250
Total Electric Segment	$87	$213	$358	$112	$197	$126	$1,006
Manufacturing and Plastics Segments	18	20	18	19	23	19	99
Total Capital Expenditures	$105	$233	$376	$131	$220	$145	$1,105
Total Electric Utility Rate Base	$1,100	$1,176	$1,394	$1,531	$1,581	$1,665

Execution on the currently anticipated electric utility capital expenditure plan is expected to grow rate base and be a key driver in increasing utility earnings over the 2019 through 2023 timeframe.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, August 6, 2019, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations.cfm and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.

If you are interested in asking a question during the live webcast, call 877-312-8789. For listen-only mode, call 866-634-1342.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2019 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause our actual results to differ materially from those discussed in the forward-looking statements:

●	Federal and state environmental regulation could require us to incur substantial capital expenditures and increased operating costs.

●	Volatile financial markets and changes in our debt ratings could restrict our ability to access capital and increase borrowing costs and pension plan and postretirement health care expenses.

●	Any significant impairment of our goodwill would cause a decrease in our asset values and a reduction in our net operating income.

●

The inability of our subsidiaries to provide sufficient earnings and cash flows to allow us to meet our financial obligations and debt covenants and pay dividends to our shareholders could have an adverse effect on us.

●

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches or cyber-attacks could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period, our business could be harmed.

●	Economic conditions could negatively impact our businesses.

●	If we are unable to achieve the organic growth we expect, our financial performance may be adversely affected.

●

Our plans to grow our businesses through capital projects, including infrastructure and new technology additions, or to grow or realign our businesses through acquisitions or dispositions may not be successful, which could result in poor financial performance.

●

We may, from time to time, sell assets to provide capital to fund investments in our electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of our businesses could expose us to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect our results of operations and financial condition.

●	We are subject to risks associated with energy markets.

●

Changes in tax laws, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect our business, financial condition, results of operations and prospects.

●

Four of our operating companies have single customers that provide a significant portion of the individual operating company’s and the business segment’s revenue. The loss of, or significant reduction in revenue from, any one of these customers would have a significant negative financial impact on the operating company and its business segment and could have a significant negative financial impact on us.

●

We may experience fluctuations in revenues and expenses related to our electric operations, which may cause our financial results to fluctuate and could impair our ability to make distributions to shareholders or scheduled payments on our debt obligations, or to meet covenants under our borrowing agreements.

●	Actions by the regulators of our electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●

Our electric operations are subject to an extensive legal and regulatory framework under federal and state laws as well as regulations imposed by other organizations that may have a negative impact on our business and results of operations.

●

Our electric transmission and generation facilities could be vulnerable to cyber and physical attack that could impair our ability to provide electrical service to our customers or disrupt the U.S. bulk power system.

●	Our electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●

Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions and regional haze regulation under state implementation plans, could affect our operating costs and the costs of supplying electricity to our customers and the economic viability of continued operation of certain of our steam-powered electric plants.

●

Competition from foreign and domestic manufacturers, the price and availability of raw materials, trade policy and tariffs affecting prices and markets for raw material and manufactured products, prices and supply of scrap or recyclable material and general economic conditions could affect the revenues and earnings of our manufacturing businesses.

●

Our plastics operations are highly dependent on a limited number of vendors for PVC resin and a limited supply of PVC resin. The loss of a key vendor, or any interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for our plastics business.

●	We compete against many other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of our competitors.

●	Changes in PVC resin prices can negatively affect our plastics business.

For a further discussion of these risk factors and cautionary statements, refer to reports we file with the Securities and Exchange Commission.

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three- and six-month periods ended June 30, 2019 and 2018 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2019	2018	2019	2018
Operating Revenues by Segment
Electric
Revenues from Contracts with Customers	$101,875	$105,290	$231,033	$229,130
Changes in Accrued Revenues under Alternative Revenue Programs	369	(1,565)	(680)	(2,440)
Total Electric Revenues	102,244	103,725	230,353	226,690
Manufacturing	73,496	68,154	151,318	136,816
Plastics	53,476	54,476	93,534	104,129
Intersegment Eliminations	(13)	(7)	(30)	(21)
Total Operating Revenues	229,203	226,348	475,175	467,614
Operating Expenses
Fuel and Purchased Power	27,929	30,290	68,801	70,589
Nonelectric Cost of Products Sold (depreciation included below)	97,996	93,545	188,578	182,330
Electric Operating and Maintenance Expense	39,856	37,741	78,238	77,216
Nonelectric Operating and Maintenance Expense	13,262	12,649	26,739	25,143
Depreciation and Amortization	19,441	18,745	38,572	37,508
Property Taxes — Electric	3,900	3,273	7,859	7,108
Total Operating Expenses	202,384	196,243	408,787	399,894
Operating Income (Loss) by Segment
Electric	15,477	18,442	45,888	43,876
Manufacturing	5,759	5,111	12,580	11,005
Plastics	8,031	8,557	13,173	17,896
Corporate	(2,448)	(2,005)	(5,253)	(5,057)
Total Operating Income	26,819	30,105	66,388	67,720
Interest Charges	7,825	7,676	15,651	15,048
Nonservice Cost Components of Postretirement Benefits	1,075	1,386	2,110	2,803
Other Income	850	707	2,094	1,890
Income Tax Expense	3,343	3,054	8,971	6,848
Net Income (Loss) by Segment
Electric	7,502	10,600	26,202	27,268
Manufacturing	3,990	3,583	8,832	7,747
Plastics	5,792	6,229	9,521	13,073
Corporate	(1,858)	(1,716)	(2,805)	(3,177)
Net Income	$15,426	$18,696	$41,750	$44,911
Average Number of Common Shares Outstanding
Basic	39,712,036	39,605,717	39,684,679	39,578,296
Diluted	39,917,831	39,879,069	39,910,499	39,871,376

Basic Earnings Per Common Share	$0.39	$0.47	$1.05	$1.13
Diluted Earnings Per Common Share	$0.39	$0.47	$1.05	$1.13

Otter Tail Corporation
Consolidated Balance Sheets
Assets
in thousands
(not audited)

	June 30,	December 31,
	2019	2018

Current Assets
Cash and Cash Equivalents	$982	$861
Accounts Receivable:
Trade—Net	105,407	75,144
Other	9,956	9,741
Inventories	105,860	106,270
Unbilled Receivables	18,349	23,626
Income Taxes Receivable	--	2,439
Regulatory Assets	14,501	17,225
Other	8,511	6,114
Total Current Assets	263,566	241,420

Investments	9,683	8,961
Other Assets	39,002	35,759
Goodwill	37,572	37,572
Other Intangibles—Net	11,858	12,450
Regulatory Assets	131,692	135,257

Right of Use Assets – Operating Leases	19,473	--

Plant
Electric Plant in Service	2,170,259	2,019,721
Nonelectric Operations	234,245	228,120
Construction Work in Progress	73,069	181,626
Total Gross Plant	2,477,573	2,429,467
Less Accumulated Depreciation and Amortization	875,475	848,369
Net Plant	1,602,098	1,581,098
Total	$2,114,944	$2,052,517

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	June 30,	December 31,
	2019	2018

Current Liabilities
Short-Term Debt	$36,602	$18,599
Current Maturities of Long-Term Debt	177	172
Accounts Payable	111,848	96,291
Accrued Salaries and Wages	18,034	24,857
Accrued Federal and State Income Taxes	3,732	--
Other Accrued Taxes	11,753	17,287
Regulatory Liabilities	8,959	738
Current Operating Lease Liabilities	3,784	--
Other Accrued Liabilities	11,260	12,149
Total Current Liabilities	206,149	170,093

Pensions Benefit Liability	88,030	98,358
Other Postretirement Benefits Liability	73,080	71,561
Long-Term Operating Lease Liabilities	16,084	--
Other Noncurrent Liabilities	28,859	24,326

Deferred Credits
Deferred Income Taxes	122,035	120,976
Deferred Tax Credits	19,300	19,974
Regulatory Liabilities	224,655	226,469
Other	2,384	1,895
Total Deferred Credits	368,374	369,314

Capitalization
Long-Term Debt—Net	590,063	590,002

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	198,775	198,324
Premium on Common Shares	345,030	344,250
Retained Earnings	205,115	190,433
Accumulated Other Comprehensive Loss	(4,615)	(4,144)
Total Common Equity	744,305	728,863
Total Capitalization	1,334,368	1,318,865
Total	$2,114,944	$2,052,517

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)

	For the Six Months Ended June 30,
In thousands	2019	2018
Cash Flows from Operating Activities
Net Income	$41,750	$44,911
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	38,572	37,508
Deferred Tax Credits	(674)	(703)
Deferred Income Taxes	960	2,076
Change in Deferred Debits and Other Assets	3,884	10,309
Discretionary Contribution to Pension Plan	(10,000)	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	11,942	(759)
Allowance for Equity/Other Funds Used During Construction	(688)	(1,060)
Stock Compensation Expense – Equity Awards	3,944	2,253
Other—Net	276	(193)
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(30,478)	(25,677)
Change in Inventories	410	(2,401)
Change in Other Current Assets	2,870	2,428
Change in Payables and Other Current Liabilities	222	1,233
Change in Interest and Income Taxes Receivable/Payable	6,297	3,470
Net Cash Provided by Operating Activities	69,287	53,395
Cash Flows from Investing Activities
Capital Expenditures	(54,012)	(49,094)
Proceeds from Disposal of Noncurrent Assets	3,405	1,477
Cash Used for Investments and Other Assets	(4,776)	(2,102)
Net Cash Used in Investing Activities	(55,383)	(49,719)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	(1,120)	2,236
Net Short-Term Borrowings (Repayments)	18,003	(91,394)
Common Stock Issuance Expenses	--	(108)
Payments for Retirement of Capital Stock	(2,730)	(2,450)
Proceeds from Issuance of Long-Term Debt	--	100,000
Short-Term and Long-Term Debt Issuance Expenses	--	(441)
Payments for Retirement of Long-Term Debt	(84)	(107)
Dividends Paid	(27,852)	(26,592)
Net Cash Used in Financing Activities	(13,783)	(18,856)
Net Change in Cash and Cash Equivalents	121	(15,180)
Cash and Cash Equivalents at Beginning of Period	861	16,216
Cash and Cash Equivalents at End of Period	$982	$1,036